SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Synageva BioPharma Corp.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2014

The following information supplements and amends the proxy statement of Synageva BioPharma Corp. (the “Proxy Statement”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof. This Supplement is being filed with the Securities and Exchange Commission on May 20, 2014.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on April 11, 2014 are entitled to receive notice of and to vote at the Annual Meeting.

Below, the Company provides additional disclosure regarding Proposal No. 3 in the Proxy Statement. Proposal No. 3 seeks stockholder approval of our 2014 Equity Incentive Plan (the “2014 Plan”).

Supplemental Disclosure Concerning Proposal No. 3

As set forth in the Proxy Statement, the 2014 Plan is an important part of the Company’s compensation program, which is designed to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company’s success and to align incentives with the creation of short-term and long-term stockholder value. As described in the Proxy Statement, the 2014 Plan is intended to replace the Company’s 2005 Stock Plan, under which only 1,028,357 shares were available for future grant as of April 11, 2014. The 2005 Stock Plan will expire by its terms on June 7, 2015. Absent an increase in the number of shares available for equity compensation awards, the Company is limited in its ability to offer equity incentives to new and existing employees.

If approved, the 2014 Plan will provide for the issuance of up to 2,500,000 shares of the Company’s common stock plus a number of additional shares to be issued if awards outstanding under the 2005 Stock Plan are cancelled or expire on or after the date of the annual meeting of stockholders in an amount not to exceed 1,000,000 shares. Because the 2005 Stock Plan will be terminated if the 2014 Plan is approved, approval by the stockholders of the 2014 Plan will result in a net increase of approximately 1,500,000 shares.

The Board has approved the 2014 Plan, subject to stockholder approval, to replenish the shares available to the Company for equity compensation awards. In setting the amount of shares available under the 2014 Plan, the Board considered the historical amounts of equity awards granted by Synageva in the past three years. In 2011, 2012 and 2013, the number of options outstanding under all of the Company’s equity incentive plans were approximately 2,371,000, 2,529,000, and 2,710,000, respectively, at the end of each calendar year. The weighted average number of shares of Synageva common stock outstanding in 2011, 2012 and 2013 were

2,950,000, 22,579,000 and 28,087,000, respectively. The weighted average number of shares of common stock outstanding in 2011 is calculated using (i) the number of outstanding shares of common stock (excluding preferred stock) of Synageva BioPharma Corp., a private company (“Private Synageva”), from January 1, 2011 through November 3, 2011, the date Private Synageva completed its merger with Trimeris, Inc. (the “Merger Date”) and (ii) the number of outstanding shares of common stock of the combined company following the Merger Date.

In setting the amount of the increase for which stockholder approval is being sought in Proposal No. 3, the Board also considered the total amount of stock options outstanding under existing grants. As set forth in the Proxy Statement, as of April 11, 2014, the equity overhang, represented by all options outstanding plus those available for future grant under the 2005 Stock Plan, was 9.8%. If the 2014 Plan is approved, the equity overhang from all options outstanding and shares available for issuance would be 13.3%. Equity overhang was calculated in each instance above as all shares issuable upon exercise of outstanding options plus shares available for future grant divided by (a) common shares outstanding plus (b) shares in the numerator. The closing market price of the Company’s common stock on the NASDAQ Global select Market on April 11, 2014 was $78.70 per share.

In light of the factors described above and in the Proxy Statement, including the limited number of shares currently available to the Company for grants of equity compensation and the fact that the ability to continue to grant equity compensation is vital to the Company’s ability to attract and retain employees in the extremely competitive labor markets in which it competes, the Board recommends that stockholders vote “FOR” Proposal 3.